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                                                                      EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of SPS Technologies, Inc. and Subsidiaries on Form S-8 (Registration No. 33-23778) and Post Effective Amendments to the Registration on Form S-8 (Registration Nos. 2-64082, 2-90908) of our report dated February 4, 1997, on our audits of the consolidated financial statements and financial statement schedule of SPS Technologies, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania  19103
March 24, 1997